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                                                                  EXHIBIT 99.1

NEWS                                                                [AIG LOGO]


Contact:  Charlene Hamrah (Investment Community)
          212/770-7074

          Joe Norton (News Media)
          212/770-3144


            AIG ELECTS FORMER SEC CHIEF ACCOUNTANT MICHAEL H. SUTTON
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                             TO BOARD OF DIRECTORS
                             --------------------


NEW YORK, October 20, 2005 - The Board of Directors of American International Group, Inc. (AIG) has elected Michael H. Sutton a Director. Mr. Sutton will serve on the Audit Committee of the Board.

Mr. Sutton, 65, served as Chief Accountant of the United States Securities and Exchange Commission from 1995 until his retirement from the SEC in 1998. Later that year through 1999, he served as a special, full time consultant to the Financial Accounting Standards Board. Mr. Sutton has served on the Board of Directors of Allegheny Energy, Inc. since 2004 and was named to the Board of Directors of Krispy Kreme Doughnuts, Inc. in October of 2004.

Mr. Sutton began his career in financial accounting and reporting in 1963 at Haskins & Sells (now Deloitte & Touche). He became a partner in 1974 and served the organization in a variety of senior positions until his SEC appointment. He earned his BS and MS degrees in accounting from the University of Tennessee.

Commenting on the election of Mr. Sutton, Frank G. Zarb, Chairman of the AIG Board of Directors, said, "Michael Sutton brings broad experience in SEC matters, public accounting and financial reporting to the AIG Board and its Audit Committee. He is uniquely qualified to make important contributions to AIG and to the Board as it fulfills its responsibilities, including the oversight of AIG's financial reporting process and compliance with legal and regulatory requirements."

Martin J. Sullivan, AIG President and Chief Executive Officer, said, "We are pleased that Michael Sutton has agreed to join the AIG Board, and we look forward to the insight and perspective he will bring. AIG has recently made, and will continue to make, significant improvements in its financial reporting and disclosure process. Mr. Sutton will provide valuable knowledge and input that complement these efforts and further strengthen our capabilities in this key area."
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American International Group, Inc. (AIG), world leaders in insurance and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world. AIG's common stock is listed in the U.S. on the New York Stock Exchange and ArcaEx, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.

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                       American International Group, Inc.
                       70 Pine Street, New York, NY 10270